Exhibit 99.2

AMENDED AND RESTATED

SHARE ESCROW AGREEMENT

AMENDED AND RESTATED SHARE ESCROW AGREEMENT, dated as of December 28, 2016 (“Agreement”), by and among AROWANA INC., a Cayman Islands company (“Company”), VIVOPOWER INTERNATIONAL PLC, an English public limited company (“VivoPower”), BEIRA CORP., RALSTEN PTY LTD., DUDLEY HOSKIN, KIEN KHAN KWAN, THE PANAGA GROUP TRUST, AROWANA Australasian Special Situations Partnership 1, LP, DAVID BROWNE, AROWANA GLOBAL SERVICES (SINGAPORE) PTE. LTD., HAN MING YONG, CLURNAME PTY LTD., CONTEMPLATOR PTY LTD., RUMINATOR PTY LTD. and STRANDA VENTURES (collectively “Initial Shareholders”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company entered into an Underwriting Agreement, dated as of April 30, 2015 (“Underwriting Agreement”), with EarlyBirdCapital, Inc. (“EBC”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters purchased 7,200,000 units (“Units”) of the Company, plus an additional 1,080,000 Units upon the Underwriters exercise in full of their over-allotment option. Each Unit consists of one ordinary share of the Company, par value $0.0001 per share (“Ordinary Share”), one right (“Right”) to receive one-tenth of one Ordinary Share upon the Company’s initial business combination (as described in the Registration Statement), and one warrant (“Warrant”) to purchase one half of one Ordinary Share of the Company, all as more fully described in the Company’s final Prospectus, dated April 30, 2015 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-199591) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on April 30, 2015 (“Effective Date”).

WHEREAS, the Initial Shareholders as a condition of the sale of the Units deposited their Ordinary Shares of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company entered into a Contribution Agreement (the “Contribution Agreement”), dated as of August 11, 2016 and amended as of October 18, 2016 and November 15, 2016, by and among the Company, Arowana International Limited and VivoPower, which, among other things, provides for the Company to contribute to VivoPower the funds held in the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of April 30, 2015, by and between the Company and the Escrow Agent as trustee thereunder), less certain expenses, in exchange for ordinary shares of VivoPower (“VivoPower Shares”), which VivoPower Shares will in turn be distributed to the security holders of the Company, including the Initial Shareholders, as set forth opposite their respective names in Exhibit A attached hereto (collectively “VivoPower Escrow Shares”).

WHEREAS, in accordance with the Contribution Agreement, the parties desire the Escrow Agent to hold the VivoPower Escrow Shares as nominee for the Initial Shareholders as hereinafter provided.

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the VivoPower Escrow Shares to hold and disburse as hereinafter provided.

IT IS AGREED:

1.     Appointment of Escrow Agent and Nominee. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act as nominee for the Initial Shareholders and in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act as nominee and in accordance with and subject to such terms.

2.     Deposit of Escrow Shares; Holding of VivoPower Escrow Shares. On the Effective Date, certificates representing each Initial Shareholder’s respective Escrow Shares (and any applicable share power) were placed in escrow, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Shareholder acknowledged that the certificate representing such Initial Shareholder’s Escrow Shares was legended to reflect the deposit of such Escrow Shares under this Agreement. On the closing of the transactions contemplated by the Contribution Agreement, the VivoPower Escrow Shares will be issued to the Escrow Agent, as nominee for the Initial Shareholders, and the Escrow Agent agrees to hold and disburse such shares subject to the terms and conditions of this Agreement. In accordance with Section 4.1, the term “Escrow Shares” shall be deemed to include the VivoPower Escrow Shares.

3.     Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date of their receipt by the Escrow Agent and (i) for 50% of the Escrow Shares, ending on the earlier of (x) one year after the date hereof and (y) the date on which the closing sale price of the Company’s Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after date hereof and (ii) for the remaining 50% of the Escrow Shares, ending one year after the date hereof; provided, however, that if, VivoPower subsequently consummates a liquidation, merger, share exchange or other similar transaction which results in all of the shareholders of such entity having the right to exchange their Escrow Shares for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of VivoPower, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated, release the Escrow Shares then held by it to the Initial Shareholders. Upon the receipt of written notice from the Company setting forth (x) the date that the Escrow Period expired and (y) the number of Escrow Shares as to which the Escrow Period expired, the Escrow Agent shall disburse such amount of each Initial Shareholder’s Escrow Shares (and any applicable share power) to such Initial Shareholder. The Escrow Agent shall have no further duties hereunder after the disbursement of all the Escrow Shares in accordance with this Section 3.

4.     Rights of Initial Shareholders in Escrow Shares.

4.1     Voting Rights as a Shareholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof (if applicable) and except as herein provided, the Initial Shareholders shall retain all of their rights as shareholders of the Company and VivoPower during the Escrow Period, including, without limitation, the right to vote such shares.

4.2     Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Shareholders, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, including the VivoPower Escrow Shares, if any.

4.3     Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) if the Initial Shareholder is an entity, as a distribution to partners, members or shareholders of the Initial Shareholder upon the liquidation and dissolution of the Initial Shareholder, (ii) by bona fide gift to a member of the Initial Shareholder’s immediate family or to a trust, the beneficiary of which is the Initial Shareholder or a member of the Initial Shareholder’s immediate family for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death of the Initial Holder, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of VivoPower’s securities, or (vi) by private sales at prices no greater than the price at which the Escrow Shares were originally purchased, in each case, on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement.

4.4     Insider Letters. Except as indicated in Exhibit A hereto, each of the Initial Shareholders has executed a letter agreement with EBC and the Company, dated as indicated on Exhibit A hereto, and the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Shareholder in certain events.

5.     Concerning the Escrow Agent.

5.1     Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2     Indemnification. The Escrow Agent shall be indemnified and held harmless by VivoPower from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3     Compensation. The Escrow Agent shall be entitled to reasonable compensation from VivoPower for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from VivoPower for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4     Further Assurances. From time to time on and after the date hereof, the Company, VivoPower and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5     Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by VivoPower, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6     Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7     Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8     Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6.     Miscellaneous.

6.1     Governing Law; Jurisdiction. In connection with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and biding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators. VivoPower hereby appoints, without power of revocation, Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor New York, NY 10017, Tel: (212) 750-6474, Fax: (212) 750-1361, as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement. VivoPower further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement. This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

6.2     Third Party Beneficiaries. Each of the Initial Shareholders hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of EBC.

6.3     Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6     Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to VivoPower, to:

VivoPower International PLC

23 Hanover Square

Mayfair, London W1S 1JB

Attn: Chief Executive Officer

If to a Shareholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Chairman

A copy of any notice sent hereunder shall be sent to:

EarlyBirdCapital, Inc.

275 Madison Avenue, 27th Floor

New York, New York 10016

Attn: David M. Nussbaum, Chairman

and:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

and:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attn: Joel Rubenstein, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

AROWANA INC.

By:
Name:
Title:

VIVOPOWER:

VIVOPOWER INTERNATIONAL PLC

By:
Name:
Title:

INITIAL SHAREHOLDERS:

BEIRA CORP.

By:
GARY HUI

RALSTEN PTY LTD.

By:
Title:

DUDLEY HOSKIN

KIEN KHAN KWAN

DAVID BROWNE

HAN MING YONG

THE PANAGA GROUP TRUST

By:
Title:

CLURNAME PTY LTD.

By:
Title:

CONTEMPLATOR PTY LTD.

By:
Title:

RUMINATOR PTY LTD.

By:
Title:

STANDA VENTURES

By:
Title:

AROWANA AUSTRALASIAN SPECIAL
SITUATIONS PARTNERSHIP 1, LP

By:
Title:

AROWANA GLOBAL SERVICES
(SINGAPORE) PTE. LTD.

By:
Title:

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:
Name:
Title

Consented and Agreed:

EARLYBIRDCAPITAL, INC.

By:
Name:
Title: